Exhibit 10.42
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (the “Agreement”), entered into and effective as of November 1, 2009 (the “Effective Date”), is by and between Orthofix Inc., a Minnesota corporation (the “Company”), and Bradley R. Mason, an individual (the “Employee”).
PRELIMINARY STATEMENTS
A. The Company and the Employee are parties to an Amended and Restated Employment Agreement, effective as of July 1, 2009, as amended by Amendment #1 dated July 27, 2009 (the “Prior Agreement”), but desire to further amend and restate the Prior Agreement in its entirety to memorialize the terms of Employee’s change in position and duties.
B. The Employee desires to render such services, upon the terms and conditions contained herein.
C. Simultaneously with the execution of this Agreement, the Employee is executing a Release of Claims in the form attached hereto as Exhibit B (the “Initial Release”).
D. The Company and the Employee are also parties to a Second Amended and Restated Performance Accelerated Stock Options Agreement, dated as of October 14, 2008 (as amended or modified from time to time, the “PASO Agreement”).
E. The Company is a subsidiary of Orthofix International N.V., a corporation organized under the laws of the Netherlands Antilles (the “Parent”), for whom Employee will also perform services as contemplated hereby, and under certain compensation plans of which Employee shall be eligible to receive compensation, and Parent is agreeing to provide such compensation and guarantee the Company’s payment obligations hereunder.
F. Capitalized terms used herein and not otherwise defined have the meaning for them set forth on Exhibit A attached hereto and incorporated herein by reference.
The parties, intending to be legally bound, hereby agree, and the Prior Agreement is hereby amended and restated in its entirety, as follows:
I. EMPLOYMENT AND DUTIES
1.1 Duties. The Company hereby employs the Employee as an employee, and the Employee agrees to be employed by the Company, upon the terms and conditions set forth herein. While serving as an employee of the Company, the Employee shall serve as a Strategic Advisor to the Company. The Employee shall report to the Chief Financial Officer of the Company and shall perform those assignments specifically designated by the Chief Financial Officer, including, but not limited to, providing strategic advice, market analysis, business development and employee mentoring. Employee will perform his responsibilities under this Agreement at a mutually agreed upon location in the San Diego, California area.

1.2 Services. During the Term (as defined in Section 1.3), and excluding any periods of vacation, sick leave or disability, the Employee agrees to devote the majority of his business time, attention and efforts to the business and affairs of the Company. Subject to the terms of Article VI hereof, during the Term, it shall not be a violation of this Section 1.2 for the Employee to (a) serve on boards or committees or engage in other business activities, (b) deliver lectures or fulfill speaking engagements or (c) manage personal investments, so long as such activities do not interfere with the performance of the Employee’s responsibilities in accordance with this Agreement. The Employee must provide five (5) calendar days advanced written notice to the Board before becoming a member of any corporate board.
1.3 Term of Employment. The term of this Agreement shall commence on the Effective Date and shall continue until 11:59 p.m. Eastern Time on October 31, 2010 unless sooner terminated as provided hereunder (the “Term”). In the event that the Employee continues to be employed by the Company (or any other member of the Parent Group) after the Term, unless otherwise agreed by the parties in writing, such continued employment shall be on an at-will, month-to-month basis upon terms agreed upon at such time without regard to the terms and conditions of this Agreement and this Agreement shall be deemed terminated at the end of the Term, regardless of whether such employment continues at-will, other than Articles VI and VII, which shall survive the termination or expiration of this Agreement for any reason.
1.4 Resignations. By executing this Agreement, the Employee hereby resigns from any officer, director or other similar positions he holds with the Company or any member of Parent Group and hereby resigns from any administrative or other committees of the Company or any member of Parent Group to which he is a member. Upon the request of the Company or any member of the Parent Group, the Employee agrees to promptly execute any agreements, documents or instruments to effectuate the foregoing resignations.
II. COMPENSATION
2.1 General. The Company shall pay the Employee the base salary and bonus amounts set forth below in cash, in accordance with the normal payroll practices of the Company. If the Employee does not execute, or executes and subsequently revokes, the Initial Release, the Employee will not be entitled to any payments or benefits under this Agreement.
2.2 Base Salary. The Employee shall be paid an annual base salary of $294,000 while he is employed by the Company during the Term.
2.3 2009 Bonus. With respect to fiscal year 2009, the Employee shall receive a bonus (the “2009 Bonus”) in accordance with the terms and conditions previously established for the Employee by the Compensation Committee of the Board for the fiscal year 2009. Such terms and conditions include a target bonus of 60% of $364,000 and a maximum bonus of 90% of $364,000 based on the attainment of specified performance goals related to revenue and operating income attached hereto as Exhibit C (the “Goals”). The amount of any actual payment for fiscal year 2009 will depend upon the achievement (or not) of the various performance metrics comprising the Goals. Amounts payable with respect to fiscal year 2009 shall be determined by the Board and shall be payable following such fiscal year and no later than two and one-half months after the end of such fiscal year; provided, however, that nothing shall prohibit the Company from reducing the 2009 Bonus from the amount that would otherwise have been paid to the Employee based on the attainment of the Goals if such reduction is part of an overall cost or bonus reduction program that affects all senior executives of the Company in the same proportion.

2.4 2010 Bonus. With respect to the period commencing January 1, 2010 and ending October 31, 2010, Employee shall receive, subject to the provisions of Section 5.5, a bonus (the “2010 Bonus”) of $147,000, provided he has continuously served as an employee of the Company through October 31, 2010. Subject to the limitations in Section 5.5 hereof, if payable, the bonus for such period will be paid within two (2) business days of October 31, 2010 (the “2010 Bonus Due Date”).
III. EMPLOYEE BENEFITS
3.1 Retirement Plans, Welfare Benefits and Perquisites. During the Term, the Employee shall be eligible to participate in the following Company benefit plans: 401(k) savings plan, medical, dental, life insurance and disability. Employee’s participation in such plans shall be subject to and in accordance with the terms and conditions of the Company’s benefits policies and applicable plans (including as to deductibles, premium sharing, co-payments or other cost-splitting arrangements). In addition, during the Term, Employee shall receive a monthly car allowance of $900. All of the foregoing amounts that are includible in Employee’s income shall be subject to taxation and withholding. Employee will not participate in any benefit arrangements other than those specifically described herein.
3.2 Equity Incentive Awards. During the Term, the Employee shall continue to vest in his existing equity incentive awards as set forth on Exhibit D attached hereto. Provided Employee’s employment with the Company has not been terminated by the Company for “Cause” prior to April 1, 2010 (using the “Cause” definition contained in the Prior Agreement and in accordance with the procedural requirements set forth in Section 4.6 of the Prior Agreement) and Employee has not terminated his employment pursuant to a Voluntary Termination prior to April 1, 2010, all stock options granted to the Employee prior to 2009 shall vest in full and be immediately exercisable on April 1, 2010 and the Employee shall have until the latest date that each such pre-2009 stock option would otherwise expire by its original terms (but in no event later than 10 years from the original grant date) to exercise any such stock option granted prior to 2009. For the avoidance of doubt, nothing in this Agreement shall alter the Employee’s election to exercise options set forth in Section 3(b) of the PASO Agreement and the termination of the Employee and the payments to the Employee following such termination under this Agreement shall create no rights greater or different than those expressly set forth in Section 3(b) of the PASO Agreement.
3.3 Vacation. The Employee shall be entitled to four weeks paid vacation per 12-month period.

3.4 Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by the Employee in performing his duties under this Agreement. To the extent the Employee is requested by the Company to engage in air travel in the performance of his duties, the Company shall reimburse the Employee for his actual ticket expenses, provided that such expenses are for the purchase of a ticket on a commercial flight with a seat status no greater than that which is consistent with Employee’s past practice when travelling on Company business. Reimbursement of the Employee for such expenses will be made upon presentation to the Company of expense vouchers that are in sufficient detail to identify the nature of the expense, the amount of the expense, the date the expense was incurred and to whom payment was made to incur the expense, all in accordance with the expense reimbursement practices, policies and procedures of the Company.
3.5 Key Man Insurance. The Company shall be entitled to obtain a “key man” or similar life or disability insurance policy on the Employee, and neither the Employee nor any of his family members, heirs or beneficiaries shall be entitled to the proceeds thereof. Such insurance shall be available to offset any payments due to the Employee pursuant to Section 5.4 of this Agreement due to his death or Disability.
IV. TERMINATION OF EMPLOYMENT
4.1 Termination by Mutual Agreement. The Employee’s employment may be terminated at any time during the Term by mutual written agreement of the Company and the Employee.
4.2 Death. The Employee’s employment hereunder shall terminate upon his death.
4.3 Disability. In the event the Employee incurs a Disability for a continuous period exceeding 90 days or for a total of 180 days during any period of 12 consecutive months, the Company may, at its election, terminate the Employee’s employment during the Term by delivering a Notice of Termination (as defined in Section 4.8) to the Employee 30 days in advance of the date of termination.
4.4 Good Reason. The Employee may terminate his employment at any time during the Term for Good Reason by delivering a Notice of Termination to the Company 30 days in advance of the date of termination; provided, however, that the Employee agrees not to terminate his employment for Good Reason until the Employee has given the Company at least 30 days’ in which to cure the circumstances set forth in the Notice of Termination constituting Good Reason and if such circumstances are not cured by the 30th day, the Employee’s employment shall terminate on such date. If the circumstances constituting Good Reason are remedied within the cure period to the reasonable satisfaction of the Employee, such event shall no longer constitute Good Reason for purposes of this Agreement and the Employee shall thereafter have no further right hereunder to terminate his employment for Good Reason as a result of such event. Unless the Employee provides written notification of an event described in the definition of Good Reason within 90 days after the Employee has actual knowledge of the occurrence of any such event, the Employee shall be deemed to have consented thereto and such event shall no longer constitute Good Reason for purposes of this Agreement.

4.5 Termination without Cause. The Company may terminate the Employee’s employment at any time during the Term without Cause by delivering to the Employee a Notice of Termination 7 days in advance of the date of termination; provided that as part of such notice the Company may request that the Employee immediately cease performing his duties hereunder. The Notice of Termination need not state any reason for termination and such termination can be for any reason or no reason. The date of termination shall be the date set forth in the Notice of Termination.
4.6 Cause. The Company may terminate the Employee’s employment at any time during the Term for Cause by delivering a Notice of Termination to the Employee. Any determination that the Employee should be terminated for Cause must be approved by the affirmative vote of not less than a majority of the entire membership of the Board, at a meeting of the Board, finding that in the good faith opinion of the Board an event constituting Cause has occurred. If the event constituting Cause is curable (as specified in the definition of Cause), then the Employee shall have 30 days from the date of the Notice of Termination to cure such event described therein to the reasonable satisfaction of the Board in its sole discretion and, if such event is cured by the Employee within the cure period, such event shall no longer constitute Cause for purposes of this Agreement.
4.7 Voluntary Termination. The Employee may voluntarily terminate his employment at any time during the Term by delivering to the Company a Notice of Termination 30 days in advance of the date of termination (a “Voluntary Termination”). For purposes of this Agreement, a Voluntary Termination shall not include a termination of the Employee’s employment by reason of death or for Good Reason. A Voluntary Termination shall not be considered a breach or other violation of this Agreement.
4.8 Notice of Termination. Any termination of employment under this Agreement by the Company or the Employee requiring a notice of termination shall require delivery of a written notice by one party to the other party (a “Notice of Termination”). A Notice of Termination must indicate the specific termination provision of this Agreement relied upon and the date of termination. It must also set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination, other than in the event of a Voluntary Termination or termination without Cause. The date of termination specified in the Notice of Termination shall comply with the time periods required under this Article IV, and may in no event be earlier than the date such Notice of Termination is delivered to or received by the party getting the notice. If the Employee fails to include a date of termination in any Notice of Termination he delivers, the Company may establish such date in its sole discretion. No Notice of Termination under Section 4.4 or 4.6 shall be effective until the applicable cure period, if any, shall have expired without the Company or the Employee, respectively, having corrected the event or events subject to cure to the reasonable satisfaction of the other party. The terms “termination” and “termination of employment,” as used herein are intended to mean a termination of employment which constitutes a “separation from service” under Section 409A.

V. PAYMENTS ON TERMINATION
5.1 Termination without Cause. If at any time during the Term the Employee’s employment with the Company is terminated by the Company without Cause pursuant to Section 4.5 or by the Employee for Good Reason pursuant to Section 4.4, the Employee shall be entitled to the payment and benefits set forth below only.
(a) Cash Payments.
(i) any unpaid base salary and accrued unpaid vacation then owing through the date of termination and the amount of any 2009 Bonus that is as of such date actually earned or owing under Section 2.3, but not yet paid to the Employee, which amounts shall be paid to the Employee within 30 days of the date of termination; provided, however, if Employee is terminated by the Company without Cause or if he terminates his employment for Good Reason in 2009, the Employee shall be entitled to receive the full amount of any 2009 Bonus that he would have received had his employment not been terminated during such year (payable no later than two and one-half months after the end of the fiscal year).
(ii) a one-time lump sum severance payment in an amount equal to the base salary the Employee would have received from the date of termination through October 31, 2010 had his employment not terminated plus $147,000. The lump sum severance payment shall be paid within 30 days of the Employee’s signing the release described in Section 5.5 and the expiration of any applicable revocation period, subject, in the case of termination other than as a result of the Employee’s death, to Section 7.16.
(b) 2009 Stock Options. If Employee’s employment with the Company is terminated by the Company without Cause pursuant to Section 4.5 or by the Employee for Good Reason pursuant to Section 4.4, in either case, prior to June 30, 2010, Employee will receive accelerated vesting in 21,667 options under Employee’s June 30, 2009 option award and the Employee shall have until the earlier of (i) two-years following such date of termination, and (ii) the latest date such option would otherwise expire by its original terms had the Employee’s employment not been terminated, to exercise any vested and outstanding options granted in 2009. In the event Employee’s employment with the Company is terminated by the Company without Cause pursuant to Section 4.5 or by the Employee for Good Reason pursuant to Section 4.4, in either case, after June 30, 2010, there shall be no additional acceleration of Employee’s June 30, 2009 option awards and the Employee shall have until the earlier of (i) two-years following such date of termination, and (ii) the latest date such option would otherwise expire by its original terms had the Employee’s employment not been terminated, to exercise any vested and outstanding options granted in 2009.
(c) Pre-2009 Stock Options. If at any time prior to April 1, 2010, Employee’s employment with the Company is terminated by the Company without Cause pursuant to Section 4.5 or by the Employee for Good Reason pursuant to Section 4.4, all stock options granted to the Employee prior to 2009 shall vest in full and be immediately exercisable and the Employee shall have until the earlier of (i) five-years following such date of termination, and (ii) the latest date such option would otherwise expire by its original terms had the Employee’s employment not been terminated, to exercise any vested and outstanding options granted prior to 2009.

5.2 Termination for Cause. If at any time during the Term the Employee’s employment with the Company is terminated by the Company for Cause pursuant to Section 4.6, the Employee shall be entitled to the payment and benefits set forth below only.
(a) Cash Payments. Any unpaid base salary and accrued unpaid vacation then owing through the date of termination and the amount of any 2009 Bonus that is as of such date actually earned or owing under Section 2.3, but not yet paid to the Employee, which amounts shall be paid to the Employee within 30 days of the date of termination. Nothing in this provision is intended to imply that the Employee is entitled to any partial or pro rata payment of the 2009 Bonus on termination unless the Bonus Plan expressly provides as much under its specific terms.
(b) 2009 Stock Options. All of the Employee’s options granted in 2009 which are unvested as of the date of such termination shall be immediately forfeited and the Employee shall have until the earlier of (i) three months following the date of such termination of employment and (ii) the latest date that each stock option would otherwise expire by its original terms had the Employee’s employment not terminated, to exercise any options granted in 2009 which are vested and outstanding as of the date of such termination.
(c) Pre-2009 Stock Options. If such termination for Cause occurs at any time prior to April 1, 2010, all stock options granted to the Employee prior to 2009 shall vest in full and be immediately exercisable and the Employee shall have until the earlier of (i) five-years following such date of termination, and (ii) the latest date such option would otherwise expire by its original terms had the Employee’s employment not been terminated, to exercise any vested and outstanding options granted prior to 2009; provided, however, that if such termination for Cause would have been in accordance with the definition of “Cause” set forth in the Prior Agreement and such termination for Cause is otherwise made in compliance with any additional procedural requirements set forth in Section 4.6 of the Prior Agreement, then notwithstanding the foregoing, all of the Employee’s options granted prior to 2009 which are unvested as of the date of such termination shall be immediately forfeited and the Employee shall have until the earlier of (i) three months following the date of such termination of employment and (ii) the latest date that each stock option would otherwise expire by its original terms had the Employee’s employment not terminated, to exercise any options granted before 2009 which are vested and outstanding as of the date of such termination.

5.3 Voluntary Termination. If at any time during the Term, the Employee’s employment with the Company is terminated pursuant to a Voluntary Termination pursuant to Section 4.7 by the Employee, the Employee shall be entitled to the payment and benefits set forth below only.
(a) Cash Payments. Any unpaid base salary and accrued unpaid vacation then owing through the date of termination and the amount of any 2009 Bonus that is as of such date actually earned or owing under Section 2.3, but not yet paid to the Employee, which amounts shall be paid to the Employee within 30 days of the date of termination. Nothing in this provision is intended to imply that the Employee is entitled to any partial or pro rata payment of the 2009 Bonus on termination unless the Bonus Plan expressly provides as much under its specific terms.
(b) 2009 Stock Options. All of the Employee’s options granted in 2009 which are unvested as of the date of such termination shall be immediately forfeited and the Employee shall have until the earlier of (i) three months following the date of such termination of employment and (ii) the latest date that each stock option would otherwise expire by its original terms had the Employee’s employment not terminated, to exercise any options granted in 2009 which are vested and outstanding as of the date of such termination.
(c) Pre-2009 Stock Options. If at any time prior to April 1, 2010, the Employee’s employment with the Company is terminated pursuant to a Voluntary Termination by the Employee, all of the Employee’s options granted prior to 2009 which are unvested as of the date of such termination shall be immediately forfeited and the Employee shall have until the earlier of (i) three months following the date of such termination of employment and (ii) the latest date that each stock option would otherwise expire by its original terms had the Employee’s employment not terminated, to exercise any options granted before 2009 which are vested and outstanding as of the date of such termination.
5.4 Death; Disability. If at any time during the Term the Employee’s employment with the Company is terminated by death or by the Company for Disability pursuant to Section 4.2 or 4.3, the Employee (or the Employee’s estate, as the case may be) shall be entitled to the payment and benefits set forth below only.
(a) Cash Payments.
(i) any unpaid base salary and accrued unpaid vacation then owing through the date of termination and the amount of any 2009 Bonus that is as of such date actually earned or owing under Section 2.3, but not yet paid to the Employee, which amounts shall be paid to the Employee within 30 days of the date of termination; provided, however, the Employee shall be entitled to receive the pro rata amount of any 2009 Bonus if he is terminated by death or by the Company for Disability in 2009 (based on the number of business days he was actually employed by the Company during the fiscal year 2009) that he would have received had his employment not been terminated during such year. Nothing in the foregoing sentence is intended to give the Employee greater rights to a 2009 Bonus than a pro rata portion of what he would ordinarily be entitled to under the Bonus Plan that would have been applicable to him had his employment not been terminated, it being understood that Employee’s termination of employment shall not be used to disqualify the Employee from or make him ineligible for a pro rata portion of the 2009 Bonus to which he would otherwise have been entitled. The pro rata portion of the 2009 Bonus shall, subject to Section 7.16, be paid at the time such 2009 Bonus is paid to senior executives of the Company, but in no event later than two and one-half months after the end of the fiscal year 2009.
(ii) a one-time lump sum severance payment in an amount equal to the sum of the base salary the Employee would have received from the date of termination through October 31, 2010 had his employment not terminated plus $147,000. The lump sum severance payment shall be paid within 30 days of the first to occur of (i) Employee’s death or (ii) Employee’s signing the release described in Section 5.5 and the expiration of any applicable revocation period, subject, in the case of termination other than as a result of the Employee’s death, to Section 7.16.
(iii) any of the foregoing payments by the Company pursuant to a termination by death or by the Company for Disability pursuant to Section 4.2 of 4.3 shall be reduced by any payments received by the Employee pursuant to any of the Company’s employee welfare benefit plans providing for payments in the event of death or Disability.
(b) 2009 Stock Options. If during the Term, Employee’s employment with the Company is terminated by death or by the Company for Disability pursuant to Section 4.2 or 4.3, all stock options granted to the Employee in 2009 shall vest in full and be immediately exercisable and the Employee (or the Employee’s estate, as the case may be) shall have until the earlier of (i) two years from the date of termination, and (ii) the latest date the each option granted in 2009 would otherwise expire by its original terms had the Employee’s employment not terminated, to exercise any vested and outstanding options that were granted in 2009.
(c) Pre-2009 Stock Options. If at any time prior to April 1, 2010, Employee’s employment with the Company is terminated by death or by the Company for Disability pursuant to Section 4.2 or 4.3, all stock options, granted to the Employee prior to 2009 shall vest in full and be immediately exercisable and the Employee shall have until the earlier of (i) five years from the date of termination, and (ii) the latest date the each option granted prior to 2009 would otherwise expire by its original terms had the Employee’s employment not terminated, to exercise any vested and outstanding options that were granted prior to 2009.

5.5 Release. The Company’s obligation to pay any Post-Termination Payments (as defined below) to the Employee following termination (other than in the event of death pursuant to Section 4.2) is expressly subject to the requirement that the Employee execute and not revoke or rescind a release in the form attached hereto as Exhibit E (the “Second Release”) relating to employment matters and the circumstances surrounding his termination in favor of the members of the Parent Group and their officers, directors and related parties and agents. The Second Release must be signed and delivered to the Company no later than 21 calendar days after Employee’s date of termination (the “Second Release Delivery Date”), and must not be revoked within the period ending on the date that is seven (7) calendar days after delivery (the “Second Release Non-Revocation Date”), to receive any Post-Termination Payments. In addition, the Company’s obligation to pay any Post-Termination Payments to the Employee following termination is subject to Employee not violating the provisions of Article VI of this Agreement and the Employee not engaging in any activities constituting Cause. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, if Employee is terminated effective on or after October 31, 2010 but on or before the 2010 Bonus Due Date, then the 2010 Bonus shall not be payable until two business days following the Second Release Non-Revocation Date, and provided further, that in such event, if the Second Release is not delivered, or is revoked on or prior to the Second Release Non-Revocation Date, then the 2010 Bonus shall not be due and payable. For purposes of this Agreement, “Post-Termination Payments” shall mean any amounts (including any bonus amounts) that would otherwise have been due or payable to Employee from the Company at or after the time of termination, but excluding amounts which were due and payable prior to the time of such termination.
5.6 Other Benefits. Except as expressly provided otherwise in this Article V, the provisions of this Agreement shall not affect the Employee’s participation in, or terminating distributions and vested rights under, any pension, profit-sharing, insurance or other employee benefit plan of the Parent Group to which the Employee is entitled pursuant to the terms of such plans, or expense reimbursements he is otherwise entitled to under Section 3.4.
5.7 No Mitigation. It will be difficult, and may be impossible, for the Employee to find reasonably comparable employment following the termination of the Employee’s employment, and the protective provisions under Article VI contained herein will further limit the employment opportunities for the Employee. In addition, the Company’s severance pay policy applicable in general to its salaried employees does not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the parties hereto expressly agree that the payment of severance compensation in accordance with the terms of this Agreement will be liquidated damages, and that the Employee shall not be required to seek other employment, or otherwise, to mitigate any payment provided for hereunder.
5.8 Limitation; No Other Rights. Any amounts due or payable under this Article V are in the nature of severance payments or liquidated damages, or both, and the Employee agrees that such amounts shall fully compensate the Employee, his dependents, heirs and beneficiaries and the estate of the Employee for any and all direct damages and consequential damages that they do or may suffer as a result of the termination of the Employee’s employment, or both, and are not in the nature of a penalty. Notwithstanding the above, no member of the Parent Group shall be liable to the Employee under any circumstances for any consequential, incidental, punitive or similar damages. The Employee expressly acknowledges that the payments and other rights under this Article V shall be the sole monies or other rights to which the Employee shall be entitled to and such payments and rights will be in lieu of any other rights or remedies he might have or otherwise be entitled to. In the event of any termination under this Article V, the Employee hereby expressly waives any rights to any other amounts, benefits or other rights, including without limitation whether arising under current or future compensation or severance or similar plans, agreements or arrangements of any member of the Parent Group (including as a result of changes in (or of) control or similar transactions), unless Employee’s entitlement to participate or receive benefits thereunder has been expressly approved by the Board. Similarly, no one in the Parent Group shall have any further liability or obligation to the Employee following the date of termination, except as expressly provided in this Agreement.

5.9 No Right to Set Off. The Company shall not be entitled to set off against amounts payable to the Employee hereunder any amounts earned by the Employee in other employment, or otherwise, after termination of his employment with the Company, or any amounts which might have been earned by the Employee in other employment had he sought such other employment.
5.10 Adjustments Due to Excise Tax.
(a) If it is determined that any amount or benefit to be paid or payable to the Employee under this Agreement or otherwise in conjunction with his employment (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in conjunction with his employment) would give rise to liability of the Employee for the excise tax imposed by Section 4999 of the Code, as amended from time to time, or any successor provision (the “Excise Tax”), then the amount or benefits payable to the Employee (the total value of such amounts or benefits, the “Payments”) shall be reduced by the Company to the extent necessary so that no portion of the Payments to the Employee is subject to the Excise Tax. Such reduction shall only be made if the net amount of the Payments, as so reduced (and after deduction of applicable federal, state, and local income and payroll taxes on such reduced Payments other than the Excise Tax (collectively, the “Deductions”)) is greater than the excess of (1) the net amount of the Payments, without reduction (but after making the Deductions) over (2) the amount of Excise Tax to which the Employee would be subject in respect of such Payments.
(b) In the event it is determined that the Excise Tax may be imposed on the Employee prior to the possibility of any reductions being made pursuant to Section 5.10(a), the Company and the Employee agree to take such actions as they may mutually agree in writing to take to avoid any such reductions being made or, if such reduction is not otherwise required by Section 5.10(a), to reduce the amount of Excise Tax imposed.
(c) The independent public accounting firm serving as the Company’s auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and Employee (the “Accountants”) shall make in writing in good faith all calculations and determinations under this Section 5.10, including the assumptions to be used in arriving at any calculations. For purposes of making the calculations and determinations under this Section 5.10, the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999. The Company and Employee shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 5.10. The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.

VI. PROTECTIVE PROVISIONS
6.1 Noncompetition. Without the prior written consent of the Board (which may be withheld in the Board’s sole discretion), until April 1, 2011, regardless of whether Employee is an employee of the Company or any other member of the Parent Group, the Employee agrees that he shall not anywhere in the Prohibited Area, for his own account or the benefit of any other, engage or participate in or assist or otherwise be connected with a Competing Business. For the avoidance of doubt, the Employee understands that this Section 6.1 prohibits the Employee from acting for himself or as an officer, director, employee, manager, operator, principal, owner, partner, shareholder, advisor, consultant of, or lender to, any individual or other Person that is engaged or participates in or carries out a Competing Business or is actively planning or preparing to enter into a Competing Business. The parties agree that such prohibition shall not apply to the Employee’s passive ownership of not more than 5% of a publicly-traded company.
6.2 No Solicitation or Interference. Until April 1, 2011, regardless of whether Employee is an employee of the Company or any other member of the Parent Group (other than while an employee acting solely for the express benefit of the Parent Group), the Employee shall not, whether for his own account or for the account or benefit of any other Person, throughout the Prohibited Area:
(a) request, induce or attempt to influence (i) any customer of any member of the Parent Group to limit, curtail, cancel or terminate any business it transacts with, or products or services it receives from or sells to, or (ii) any Person employed by (or otherwise engaged in providing services for or on behalf of) any member of the Parent Group to limit, curtail, cancel or terminate any employment, consulting or other service arrangement, with any member of the Parent Group. Such prohibition shall expressly extend to any hiring or enticing away (or any attempt to hire or entice away) any employee or consultant of the Parent Group.
(b) solicit from or sell to any customer any products or services that any member of the Parent Group provides or is capable of providing to such customer and that are the same as or substantially similar to the products or services that any member of the Parent Group, sold or provided while the Employee was employed with, or providing services to, any member of the Parent Group.
(c) contact or solicit any customer for the purpose of discussing (i) services or products that are competitive with and the same or closely similar to those offered by any member of the Parent Group or (ii) any past or present business of any member of the Parent Group.

(d) request, induce or attempt to influence any supplier, distributor or other Person with which any member of the Parent Group has a business relationship or to limit, curtail, cancel or terminate any business it transacts with any member of the Parent Group.
(e) otherwise interfere with the relationship of any member of the Parent Group with any Person which is, or within one-year prior to the Employee’s date of termination was, doing business with, employed by or otherwise engaged in performing services for, any member of the Parent Group.
6.3 Confidential Information. During the period of the Employee’s employment with the Company or any member of the Parent Group and at all times thereafter, the Employee shall hold in secrecy for the Company all Confidential Information that may come to his knowledge, may have come to his attention or may have come into his possession or control while employed by the Company (or otherwise performing services for any member of the Parent Group). Notwithstanding the preceding sentence, the Employee shall not be required to maintain the confidentiality of any Confidential Information which (a) is or becomes available to the public or others in the industry generally (other than as a result of disclosure or inappropriate use, or caused, by the Employee in violation of this Section 6.3) or (b) the Employee is compelled to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena. Except as expressly required in the performance of his duties to the Company under this Agreement, the Employee shall not use for his own benefit or disclose (or permit or cause the disclosure of) to any Person, directly or indirectly, any Confidential Information unless such use or disclosure has been specifically authorized in writing by the Company in advance. During the Employee’s employment and as necessary to perform his duties under Section 1.1, the Company will provide and grant the Employee access to the Confidential Information. The Employee recognizes that any Confidential Information is of a highly competitive value, will include Confidential Information not previously provided the Employee and that the Confidential Information could be used to the competitive and financial detriment of any member of the Parent Group if misused or disclosed by the Employee. The Company promises to provide access to the Confidential Information only in exchange for the Employee’s promises contained herein, expressly including the covenants in Sections 6.1, 6.2 and 6.4.
6.4 Inventions.
(a) The Employee shall promptly and fully disclose to the Company any and all ideas, improvements, discoveries and inventions, whether or not they are believed to be patentable (“Inventions”), that the Employee conceives of or first actually reduces to practice, either solely or jointly with others, during the Employee’s employment with the Company or any other member of the Parent Group, and that relate to the business now or thereafter carried on or contemplated by any member of the Parent Group or that result from any work performed by the Employee for any member of the Parent Group.

(b) The Employee acknowledges and agrees that all Inventions shall be the sole and exclusive property of the Company (or member of the Parent Group) and are hereby assigned to the Company (or applicable member of the Parent Group). During the term of the Employee’s employment with the Company (or any other member of the Parent Group) and thereafter, whenever requested to do so by the Company, the Employee shall take such action as may be requested to execute and assign any and all applications, assignments and other instruments that the Company shall deem necessary or appropriate in order to apply for and obtain Letters Patent of the United States and/or of any foreign countries for such Inventions and in order to assign and convey to the Company (or any other member of the Parent Group) or their nominees the sole and exclusive right, title and interest in and to such Inventions.
(c) The Company acknowledges and agrees that the provisions of this Section 6.4 do not apply to an Invention: (i) for which no equipment, supplies, or facility of any member of the Parent Group or Confidential Information was used; (ii) that was developed entirely on the Employee’s own time and does not involve the use of Confidential Information; (iii) that does not relate directly to the business of any member of the Parent Group or to the actual or demonstrably anticipated research or development of any member of the Parent Group; and (iv) that does not result from any work performed by the Employee for any member of the Parent Group.
6.5 Return of Documents and Property. Upon termination of the Employee’s employment for any reason, the Employee (or his heirs or personal representatives) shall immediately deliver to the Company (a) all documents and materials containing Confidential Information (including without limitation any “soft” copies or computerized or electronic versions thereof) or otherwise containing information relating to the business and affairs of any member of the Parent Group (whether or not confidential), and (b) all other documents, materials and other property belonging to any member of the Parent Group that are in the possession or under the control of the Employee.
6.6 Reasonableness; Remedies. The Employee acknowledges that each of the restrictions set forth in this Article VI are reasonable and necessary for the protection of the Company’s business and opportunities (and those of the Parent Group) and that a breach of any of the covenants contained in this Article VI would result in material irreparable injury to the Company and the other members of the Parent Group for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Accordingly, the Company and any member of the Parent Group shall be entitled to the remedies of injunction and specific performance, or either of such remedies, as well as all other remedies to which any member of the Parent Group may be entitled, at law, in equity or otherwise, without the need for the posting of a bond or by the posting of the minimum bond that may otherwise be required by law or court order.

6.7 Extension; Survival. The Employee and the Company agree that the time periods identified in this Article VI will be stayed, and the Company’s obligation to make any payments or provide any benefits under Article V shall be suspended, during the period of any breach or violation by the Employee of the covenants contained herein. The parties further agree that this Article VI shall survive the termination or expiration of this Agreement for any reason. The Employee acknowledges that his agreement to each of the provisions of this Article VI is fundamental to the Company’s willingness to enter into this Agreement and for it to provide for the severance and other benefits described in Article V, none of which the Company was required to do prior to the date hereof. Further, it is the express intent and desire of the parties for each provision of this Article VI to be enforced to the fullest extent permitted by law. If any part of this Article VI, or any provision hereof, is deemed illegal, void, unenforceable or overly broad (including as to time, scope and geography), the parties express desire is that such provision be reformed to the fullest extent possible to ensure its enforceability or if such reformation is deemed impossible then such provision shall be severed from this Agreement, but the remainder of this Agreement (expressly including the other provisions of this Article VI) shall remain in full force and effect.
VII. MISCELLANEOUS
7.1 Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if sent via U.S. mail or recognized overnight delivery service or sent via confirmed e-mail or facsimile to the other party at its address set forth below in this Section 7.1, or at such other address as such party may designate by written notice to the other party hereto. Any effective notice hereunder shall be deemed given on the date personally delivered, three business days after mailed via U.S. mail or one business day after it is sent via overnight delivery service or via confirmed e-mail or facsimile, as the case may be, to the following address:
If to the Company:
Orthofix Inc.
Attn: Chief Financial Officer
800 Boylston Street
39th Floor
The PRU Tower
Boston, MA 02199
Facsimile:
E-mail: robertvaters@orthofix.com
With a copy which shall not constitute notice to:
Hogan & Hartson LLP
Attn: Joseph E. Gilligan
555 Thirteenth Street, N.W.
Washington, D.C. 20004
Telephone No.: (202) 637-5600
Email: jegilligan@hhlaw.com

If to the Employee:
At the most recent address on file with the Company
With a copy which shall not constitute notice to:
John F. Seegal
Orrick, Herrington & Sutcliffe LLP
The Orrick Building
405 Howard Street
San Francisco, CA 94105-2669
Telephone No.: (415) 773-
E-mail: jseegal@orrick.com
7.2 Legal Fees.
(a) The Company shall pay up to $30,000 in reasonable, documented legal fees and expenses of the Employee’s counsel in connection with the preparation and negotiation of this Agreement.
(b) It is the intent of the Company that the Employee not be required to bear the legal fees and related expenses associated with the enforcement or defense of the Employee’s rights under this Agreement by litigation, arbitration or other legal action because having to do so would substantially detract from the benefits intended to be extended to the Employee hereunder. Accordingly, the parties hereto agree that any dispute or controversy arising under or in connection with this Agreement shall be resolved exclusively and finally by binding arbitration in San Diego, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall be responsible for its own fees, costs and expenses and shall pay to the Employee an amount equal to all reasonable attorneys’ and related fees, costs and expenses incurred by the Employee in connection with such arbitration unless the arbitrator determines that the Employee (a) did not commence or engage in the arbitration with a reasonable, good faith belief that his claims were meritorious or (b) the Employee’s claims had no merit and a reasonable person under similar circumstances would not have brought such claims. If there is any dispute between the Company and the Employee as to the payment of such fees and expenses, the arbitrator shall resolve such dispute, which resolution shall also be final and binding on the parties, and as to such dispute only the burden of proof shall be on the Company.
7.3 Severability. If an arbitrator or a court of competent jurisdiction determines that any term or provision hereof is void, invalid or otherwise unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such arbitrator or court shall replace such void, invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the void, invalid or unenforceable term or provision. For the avoidance of doubt, the parties expressly intend that this provision extend to Article VI of this Agreement.

7.4 Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the Company, Parent and/or Breg, Inc., a California corporation, on the one hand, and the Employee, on the other hand, relating to the Employee’s employment, expressly including the Prior Agreement, which Prior Agreement is of no further force and effect (except for purposes of using the Cause definition and the procedural requirements specifically provided for in the Prior Agreement). The Employee expressly acknowledges that he has no further rights, and hereby waives or forfeits any and all rights he may have or may have had, under the Prior Agreement, and neither the Company nor any member of the Parent Group shall have any obligation to make any payments or satisfy any other liability to him thereunder (whether written or oral). Nothing in this Agreement shall modify or alter the Indemnity Agreement by and between Parent and the Employee (the “Indemnity Agreement”). In the event of any conflict between this Agreement and any other agreement between the Employee and the Company (or any other member of the Parent Group), including, without limitation the Parent’s Amended and Restated 2004 Long Term Incentive Plan (the “Plan”) or any stock option agreement, this Agreement shall control.
7.5 Amendment; Modification. This Agreement may be amended at any time only by mutual written agreement of the Employee and the Company; provided, however, that, notwithstanding any other provision of this Agreement, the Plan (or any award documents under the Plan) or the Indemnity Agreement, the Company may reform this Agreement, the Plan (or any award documents under the Plans), the Indemnity Agreement or any provision thereof (including, without limitation, an amendment instituting a six-month waiting period before a distribution) or otherwise as contemplated by Section 7.16 below.
7.6 Withholding. The Company shall be entitled to withhold, deduct or collect or cause to be withheld, deducted or collected from payment any amount of withholding taxes required by law, statutory deductions or collections with respect to payments made to the Employee in connection with his employment, termination (including Article V) or his rights hereunder, including as it relates to stock-based compensation.
7.7 Representations.
(a) The Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Employee is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Employee, enforceable in accordance with its terms. The Employee hereby acknowledges and represents that he has consulted with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.
(b) The Company hereby represents and warrants to the Employee that (i) the execution, delivery and performance of this Agreement by the Company do not and shall not conflict with, breach, violate or cause a default under any material contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by the Employee, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

7.8 Governing Law; Jurisdiction. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Massachusetts without regard to any provision of that State’s rules on the conflicts of law that might make applicable the law of a jurisdiction other than that of the State of Massachusetts. Except as otherwise provided in Section 7.2, all actions or proceedings arising out of this Agreement shall exclusively be heard and determined in state or federal courts in the State of California having appropriate jurisdiction. The parties expressly consent to the exclusive jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein or any claim for forum nonconveniens.
7.9 Successors. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by the Employee, the Company, and their respective heirs, executors, administrators, legal representatives, successors, and assigns. In the event of a Business Combination, the provisions of this Agreement shall be binding upon and inure to the benefit of the parent or entity resulting from such Business Combination or to which the assets shall be sold or transferred, which entity from and after the date of such Business Combination shall be deemed to be the Company for purposes of this Agreement. In the event of any other assignment of this Agreement by the Company, the Company shall remain primarily liable for its obligations hereunder; provided, however, that if the Company is financially unable to meet its obligations hereunder, the Parent shall assume responsibility for the Company’s obligations hereunder pursuant to the guaranty provision following the signature page hereof. The Employee expressly acknowledges that the Parent and other members of the Parent Group (and their successors and assigns) are third party beneficiaries of this Agreement and may enforce this Agreement on behalf of themselves or the Company. Both parties agree that there are no third party beneficiaries to this Agreement other than as expressly set forth in this Section 7.9.
7.10 Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, his beneficiaries, dependents or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 7.10 shall preclude (a) the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death or (b) the executors, administrators or other legal representatives of the Employee or his estate from assigning any rights hereunder to the Person(s) entitled thereto.
7.11 No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation in favor of any third party, or to execution, attachment, levy or similar process or assignment by operation of law in favor of any third party, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

7.12 Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
7.13 Construction. The headings of articles or sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. References to days found herein shall be actual calendar days and not business days unless expressly provided otherwise.
7.14 Counterparts. This Agreement may be executed by any of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
7.15 Effectiveness. This Agreement shall be effective as of the Effective Date when signed by the Employee and the Company.
7.16 Code Section 409A.
(a) It is the intent of the parties that payments and benefits under this Agreement comply with Section 409A and, accordingly, to interpret, to the maximum extent permitted, this Agreement to be in compliance therewith. If the Employee notifies the Company in writing (with specificity as to the reason therefor) that the Employee believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the parties shall, in good faith, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified by the parties to try to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent of the applicable provision without violating the provisions of Code Section 409A. Notwithstanding the foregoing, the Company shall not be required to assume any economic burden in connection therewith.
(b) If the Employee is deemed on the date of “separation from service” to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Section, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7.16 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. If a payment is to be made promptly after a date, it shall be made within sixty (60) days thereafter.

(c) Any expense reimbursement under this Agreement shall be made promptly upon Employee’s presentation to the Company of evidence of the fees and expenses incurred by the Employee and in all events on or before the last day of the taxable year following the taxable year in which such expense was incurred by the Employee, and no such reimbursement or the amount of expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year, except for (i) the limit on the amount of outplacement costs and expenses reimbursable pursuant to Section 5.1(c) and (ii) any limit on the amount of expenses that may be reimbursed under an arrangement described in Code Section 105(b).
(d) If at any point during the Term, the Employee’s level of services performed for the Company falls below 20% of the average level of services the Employee performed during the 36 month period immediately preceding the Effective Date, then payments to the Employee shall be suspended for a 6 month period to the extent the Company deems advisable to avoid the Employee incurring an excise tax under Section 409A.
7.17 Survival. As provided in Section 1.3 with respect to expiration of the Term, Articles VI and VII shall survive the termination or expiration of this Agreement for any reason.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ORTHOFIX INC.	EMPLOYEE

/s/ Alan W. Milinazzo	/s/ Bradley R. Mason

Name: Alan W. Milinazzo	Bradley R. Mason, an individual
Title: Chief Executive Officer
Guaranty by Parent
Parent (Orthofix International N.V.) is not a party to this Agreement, but joins in this Agreement for the sole purpose of guaranteeing the obligations of the Company to pay, provide, or reimburse the Employee for all cash or other benefits provided for in this Agreement, including the provision of all benefits in the form of, or related to, securities of Parent.

ORTHOFIX INTERNATIONAL N.V.

/s/ Alan W. Milinazzo Name: Alan W. Milinazzo
Title: President and Chief Executive Officer

EXHIBIT A
Definitions
For purposes of this Agreement, the following capitalized terms have the meanings set forth below:
“Board” shall mean the Board of Directors of Parent. Any obligation of the Board other than termination for Cause under this Agreement may be delegated to an appropriate committee of the Board, including its compensation committee, and references to the Board herein shall be references to any such committee, as appropriate.
“Business Combination” shall mean the consummation of a reorganization, merger, consolidation or other business combination or the sale or other disposition of all or substantially all of the assets of Parent (including assets that are shares held by Parent in its subsidiaries).
“Cause” shall mean the occurrence of any of the following: (i) commission of a criminal act in respect of the Employee’s employment or conviction of, or plea of guilty or no contest to, a felony; (ii) Employee’s significant disparagement of the Company or any member of the Parent Group or any of their respective employees; (iii) Employee engaging in any shareholder proxy solicitation or other similar dissident activities in relation to the Parent or any member of the Parent Group or a successor in the event of a Business Combination; (iv) willful misconduct, gross negligence or breach of fiduciary duty in respect of the Employee’s employment; or (v) continuing neglect or failure of the Employee to perform the duties reasonably assigned to the Employee by the Company and, after notice from the Company of such neglect or failure, the Employee’s failure to cure such neglect or failure within thirty (30) days of such notice.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Competing Business” means any business or activity that (i) competes with any member of the Parent Group for which the Employee, under this Agreement or the Prior Agreement, performed services or the Employee was involved in for purposes of making strategic or other material business decisions and involves (ii) (A) the same or substantially similar types of products or services (individually or collectively) manufactured, marketed or sold by any member of the Parent Group during Term or (B) products or services so similar in nature to that of any member of the Parent Group during Term (or that any member of the Parent Group will soon thereafter offer) that they would be reasonably likely to displace substantial business opportunities or customers of the Parent Group.
“Confidential Information” shall include Trade Secrets and includes information acquired by the Employee in the course and scope of his activities under this Agreement, including information acquired from third parties, that (i) is not generally known or disseminated outside the Parent Group (such as non-public information), (ii) is designated or marked by any member of the Parent Group as “confidential” or reasonably should be considered confidential or proprietary, or (iii) any member of the Parent Group indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside the Parent Group. Without limiting the foregoing definitions, some examples of Confidential Information under this Agreement include

(a) matters of a technical nature, such as scientific, trade or engineering secrets, “know-how”, formulae, secret processes, inventions, and research and development plans or projects regarding existing and prospective customers and products or services, (b) information about costs, profits, markets, sales, customer lists, customer needs, customer preferences and customer purchasing histories, supplier lists, internal financial data, personnel evaluations, non-public information about medical devices or products of any member of the Parent Group (including future plans about them), information and material provided by third parties in confidence and/or with nondisclosure restrictions, computer access passwords, and internal market studies or surveys and (c) and any other information or matters of a similar nature.
“Disability” as used in this Agreement shall have the meaning given that term by any disability insurance the Company carries at the time of termination that would apply to the Employee. Otherwise, the term “Disability” shall mean the inability of the Employee to perform his duties and responsibilities under this Agreement as a result of a physical or mental illness, disease or personal injury he has incurred. Any dispute as to whether or not the Employee has a “Disability” for purposes of this Agreement shall be resolved by a physician reasonably satisfactory to the Board and the Employee (or his legal representative, if applicable). If the Board and the Employee (or his legal representative, if applicable) are unable to agree on a physician, then each shall select one physician and those two physicians shall pick a third physician and the determination of such third physician shall be binding on the parties.
“Good Reason” shall mean the occurrence of any of the following without the written consent of the Employee: (i) any duties, functions or responsibilities are assigned to the Employee that are materially inconsistent with the duties, functions or responsibilities typically assigned to a strategic advisor of companies which are similar in size and nature to, and the financial position of, the Parent Group, (ii) the relocation of the Employee’s principal place of employment to a place other than the San Diego, California area, (iii) the base salary of the Employee is reduced, or (iv) the Company or Parent’s material breach of its obligations under this Agreement.
“Parent Group” shall mean Parent, together with its subsidiaries including the Company.
“Person” shall include individuals or entities such as corporations, partnerships, companies, firms, business organizations or enterprises, and governmental or quasi-governmental bodies.
“Prohibited Area” means North America, South America and the European Union, which Prohibited Area the parties have agreed to as a result of the fact that those are the geographic areas in which the members of the Parent Group conduct a preponderance of their business and in which the Employee provides substantive services to the benefit of the Parent Group.
“Section 409A” shall mean Section 409A of the Code and regulations promulgated thereunder (and any similar or successor federal or state statute or regulations).
“Trade Secrets” are information of special value, not generally known to the public that any member of the Parent Group has taken steps to maintain as secret from Persons other than those selected by any member of the Parent Group.